Exhibit 4.107

HSH Nordbank AG, D-20079 Hamburg	New York, February 13, 2012

CONFIDENTIAL	Your Relationship Manager
via Fax	Christian Bock
christian.bock@hsh.nordbank.com
Dryships Inc	Phone / Fax
80, Kifissia Avenue	+1 212 407 6071
GR-15125 Athens, Greece

Attn:
Mr. George Economou
Mr. Ziad Nakleh

Firm Offer Letter for a term loan facility in the aggregate amount of up to USD 87,653,740 Post-delivery financing of one Panamax and two Capesize bulk carrier newbuildings currently being built in China via a co-financing structure provided jointly by HSH Nordbank AG and China Development Bank

Dear Mr. Economou,

Dear Mr. Nakhleh,

We refer to our conversations about the above mentioned new finance opportunity. We are pleased to advise you that we have received formal credit approval and herewith we provide you with our Firm Offer Letter for the above-mentioned Facility.

Kindly note that at this stage, this Firm Offer Letter summarizes certain terms and conditions under which we are prepared to grant the Facility and is strictly subject to loan and security documentation to be in form and substance satisfactory to HSH NORDBANK AG.

Purpose	Post-delivery financing of one Panamax and two Capesize bulk carrier newbuildings currently being built in China via a co-financing structure provided jointly by HSH Nordbank AG and China Development Bank

Borrowers	Jointly and severally, those 100% subsidiaries of the Guarantor, of which each will hold at any time an ownership interest in one of the Collateral Vessels as defined below (each a “Borrower” and collectively the “Borrowers”)

Guarantor	DryShips Inc. (Marshall Islands, listed at NASDAQ).

Manager	TMS Bulkers Limited.

Sheet 1 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

Lender	HSH Nordbank AG , Federal Republic of Germany (“HSHN”) China Development Bank, Peoples Republic of China (“CDB”) The Lender’s commitment is contingent upon the following conditions being met:

•    HSHN has no more than 50% participation and CDB has no less than 50% participation.

•    HSHN is willing to fully underwrite Vessel #1 with delivery in February 2012 provided that in case CDB would not participate in this Facility the loan tranches for Vessel #2 and Vessel #3 shall be cancelled and HSHN’s total commitment under this Facility will be limited to USD 20,491,000 (equal to the Vessel-1 Tranche).

Mandated Lead Arranger	HSH Nordbank AG, Federal Republic of Germany (“MLA”).

Security Trustee	HSH Nordbank AG, Federal Republic of Germany

Swap Provider	HSH Nordbank AG, Federal Republic of Germany

Collateral Vessels	The following new-build vessels will be financed under the Facility:

Vessel	Hull #	Type	Capacity DWT	Yard	Scheduled Delivery
#1	1638 A	Bulker	76,000	Hudong-Zonghua	Feb-12
#2	1241	Bulker	176,000	Shanghai Jiangnan-Changxing	Sep-12
#3	1242	Bulker	176,000	Shanghai Jiangnan-Changxing	Nov-12

Each of them a “Collateral Vessel” and in plural “Collateral Vessels”.

Facility Amount, Type of Facility

A senior secured term loan facility (“the Facility”) via a co-financing structure provided jointly by HSHN and CDB, consisting of three Tranches (one per Collateral Vessel) of in total USD 87,653,740 (“the Facility Amount”) as follows:

Tranche 1 (The “Vessel-1 Tranche”): The lesser of USD 20,491,000 and 62% of the Market Value at Drawdown of Vessel #1.

Sheet 2 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Garhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

Tranche 2 (The “Vessel-2 Tranche”): The lesser of USD 33,581,370 and 62% of the Market Value at Drawdown of Vessel #2.

Tranche 3 (The “Vessel-3 Tranche”): The lesser of USD 33,581,370 and 62% of the Market Value at Drawdown of Vessel #3.

Availability Period	The Facility shall be made available until June 31st, 2013.

Drawdown	Subject to all Conditions Precedent to be fulfilled at delivery of the respective Collateral Vessels, the Facility Amount shall be available to the Borrower in three (3) Tranches until the last day of the Availability Period.

Closing Date	The date of signing of the loan and security documentation.

Final Maturity	Tranche 1-3: Up to eight (8) years from Drawdown of Tranche 1,
Date/ Tenor	but not later than March 31st, 2020.

Currency	USD (United States Dollar).

Repayment	Tranche 1-3 shall be repaid in consecutive quarterly repayment installments (Tranche 1: USD 320,175 each, Tranche 2: USD 524,710 each, Tranche 3: USD 524,710 each) plus relevant balloon payment payable together with the last repayment installment. The first repayment installment becomes due and payable three months after the Drawdown date of each Tranche. Any amount repaid by the Borrower cannot be re-borrowed.

Prepayment

Voluntary Prepayment:

Upon prior written notice of 10 Banking Days (days when banks are open for business in Hamburg, London, New York and Piraeus) to the MLA. Prepayments on the Facility may be made without penalty at the end of any Interest Period. Prepayments on dates other than the end of any Interest Period will be subject to customary compensation of breakage costs.

Any amounts so received by the Lender may not be re-borrowed and shall be applied pro-rata against the repayment installment and the balloon payment of the respective Tranche.

The amount for prepayments shall be a multiple of USD 500,000.

In case of a Voluntary Prepayment, if the notional amount of any existing derivative interest rate hedging transaction exceeds the outstanding Facility Amount, the notional amount of any existing derivative interest rate hedging transaction shall be reduced by such amount exceeding the outstanding Facility Amount.

Sheet 3 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

Mandatory Prepayment on Total Loss or Sale:

a) The Borrowers or the Guarantor shall prepay upon a sale or a total loss of any of the Collateral Vessels an amount required so that the actual Asset Cover Ratio applicable before the sale or total loss to be at least the same with the one immediately after such a sale or total loss, or the outstanding amount under the relevant Tranche, whichever is higher,

b) Any amounts so received according to a) shall be applied firstly against the relevant tranche. Any amounts exceeding the relevant tranche and required to be prepaid in order for the Asset Cover Ratio to remain at least the same as prior to the total loss or sale of Collateral Vessel(s), shall be applied against the other tranches.

Any amounts so received by the Lender may not be re-borrowed and shall be applied pro-rata against the repayment installments and the balloon payment (where applicable) of the respective Tranche.

In case of a Mandatory Prepayment, if the notional amount of any existing derivative interest rate hedging transaction exceeds the outstanding Facility Amount, the notional amount of any existing derivative interest rate hedging transaction shall be reduced by such amount exceeding the outstanding Facility Amount.

Interest Periods	3, 6 or 12 months at the Borrowers option or such other period as the Borrowers may select and subject to the Lender’s consent and market availability.

Interest Payment Dates	At the end of each Interest Period or every three (3) months, if any Interest Period exceeds three (3) months.

Interest Rate	LIBOR or Lender’s funding costs (whichever is higher) and Mandatory Costs plus the Applicable Margin. Lender’s funding costs will be applied at the discretion of the Lender; for the time being LIBOR will be applied.

Interest Rate Hedging	Subject to acceptable terms and conditions under a relevant ISDA Master Agreement to be entered into by the Borrowers with the Swap Provider, the Borrowers to discuss any hedging strategy for the Facility with the Swap Provider and shall give the Swap Provider a right of first refusal to quote for all hedging related services (including derivatives), provided that any liabilities of the Borrowers under any and all hedging transactions with regards to this Facility made with the Swap Provider pursuant to the ISDA Master Agreement shall be secured by the Securities on a pari-passu basis with the obligations under the Facility.

Sheet 4 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

Mandatory Costs	The cost of complying with any applicable requirements of any relevant regulatory authority.

Applicable Margin	3.35% p.a.

Arrangement Fee	A non-refundable Arrangement Fee of 1.25% of the Facility Amount; 50% payable to the MLA upon acceptance of this Firm Offer and 50% payable to the MLA on the Closing Date.

Agency Fee	USD 25,000 p.a. payable annually to the MLA provided the CDB will join the facility as Lender.

Commitment Fee	1.14% p.a. on any undrawn Facility amounts, accruing from the date of acceptance of this Firm Offer letter by the Borrower, and payable quarterly in arrears.

Accounts	Borrowers shall maintain and open with the MLA the following accounts (together “the Accounts”):

1. Each Borrower opens and maintains one earnings account per Collateral Vessel (the “Earnings Account(s)”) on which each Borrower shall deposit all income from the associated Collateral Vessel.

2. The Borrowers open and maintain one retention account relating to this Facility (the “Retention Account”) in which the Borrowers shall accumulate sufficient funds on a monthly basis in order to fund the next debt service payment.

3. The Borrowers open and maintain one liquidity account (the “Minimum Liquidity Account”) in which the Borrowers shall maintain at all times the Minimum Liquidity Amount.

Securities (cross-collateral)	The Lender’s requirement for security will include, but not be limited to the following:
1. First priority cross-collateralized mortgages under the laws of any flag acceptable to the Lender on the Collateral Vessels and if appropriate accompanying deed of covenant in favor of the Lender.
2. Irrevocable and unconditional guarantee of the Guarantor.

3. First priority assignment of the Collateral Vessels’ insurances and notices of assignment thereof from any assured / co-assured party named in the insurance documents (incl. the Manager).

4. First priority assignment of the Collateral Vessels’ earnings including but not limited to specific assignment of any contracts /

Sheet 5 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

charters having duration of more than 11 months (those specific assignments to be notified to and acknowledged by the respective counter parties) and general assignments of earnings and requisition compensation.

5. First priority pledges on the Accounts.

6. Manager’s undertaking by the Manager.

All securities to secure the Facility Amount plus interest thereon and also to secure on a pari-passu basis any interest rate swap or any other hedging instruments with the Lender.

Insurances	Hull and Machinery Insurance against fire and usual marine risks (including excess risk) and war risks in such amounts (but not in any event less than whichever shall be the greater of (i) the Market Value of the Collateral Vessels for the time being and (ii) the Hull&Machinery value being 120% of the outstanding Facility Amount plus swap exposure (if any)).

Protection and Indemnity Insurance at the highest possible cover (for the time being USD 1bn for oil pollution).

Mortgagee’s Interest Insurance (MII) in an amount of not less than 120% of Facility Amount and Mortgagee’s Additional Perils Pollution Insurance (MAP) in an amount of not less than 110% of the Facility Amount plus swap exposure (if any) to be taken out by the Security Trustee. The cost of the MII and the MAP will be payable for the account of the Borrowers.

Covenants	Those covenants which are usual and customary for this type of facility. Without limiting the foregoing, the following covenants shall apply:

A. General Covenants:

1. The Borrowers may not assume any liabilities, debts, commitments, issue guarantees and the Collateral Vessels may not be charged, pledged encumbered etc. without prior written consent of the Lender.

2. The Borrowers to maintain all their properties and insurances. No sale of the Collateral Vessels and/or change in their ownership and/or control to be effected without prior written consent of the Lender.

3. All revenues generated through the operation of the Collateral Vessels (including, without limitation, hires and freights) to be paid to the Borrowers’ Earnings Accounts with the MLA.

4. The Collateral Vessels to fly a flag acceptable to the Lender.

5. The Collateral Vessels to maintain the highest class with a generally recognized first class classification society acceptable

Sheet 6 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

to the Lender, which need to be a member of the “International Association of Classification Societies”.

6. No change in flag, class, management or ownership of the Collateral Vessels without prior written consent of the Lender.

7. During the term of the Facility the Collateral Vessels’ commercial and technical management will be carried out by the Manager.

8. All general and administrative costs (incl. ship management fee due and payable to the Manager) incurred in the ownership and operation of the Collateral Vessels to be subordinated to the debt service obligations of the Facility.

9. The Borrowers to comply with the ISM Code and the Collateral Vessels to maintain valid Safety Management Certificates (SMC) and the Manager’s Documents of Compliance (DOC) at all times.

10. The Lender reserves the right to have the Collateral Vessels physically inspected at any time. The cost of such inspections shall be borne by the Borrowers.

11. Negative Pledge: Throughout the tenor of the facility the Borrowers will cause the Guarantor to maintain a negative pledge of 22,000,000 shares of common stock of NASDAQ listed Ocean Rig UDW Inc., a corporation incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, (“Ocean Rig”), provided that

a) if the share price for Ocean Rig common stock will be less than USD 15.00/share on the Closing Date, the number of shares subject to the negative pledge has to be increased to ensure that the number of shares multiplied by the share price will equal a market value of USD 330 million.; and

b) the Negative Pledge to automatically expire provided the Guarantor has raised new net cash equity of at least USD 300,000,000 and the Guarantor has demonstrated (to the reasonable satisfaction of the Lender) that any projected liquidity shortfall in the Guarantor’s tanker and dry bulk carrier activities no longer exists.

12. The borrowers and the Guarantor shall not pay any dividends or make any other distributions to shareholder when an event of default under the Facility has occurred and is continuing or when an event of default would occur as a result of such dividend payment or any other distribution.

13. Minimum cash to be maintained by the Borrowers at any time in the Minimum Liquidity Account in an amount of USD 350,000 per Collateral Vessel (“Minimum Liquidity Amount”).

Sheet 7 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

B. Information Covenants:

1. The Borrowers and the Guarantor jointly and severally undertake to supply the MLA with (a) the annual audited financial statements of each of the Borrowers and (b) the annual audited financial statements of the Guarantor, as soon as available, but in any event not later than 180 days after the end of the relevant financial year, starting with the annual audited financial statements of the Guarantor as per December 31st, 2011 and the annual audited financial statements of each of the Borrowers as per December 31st, 2012. The financial statements shall be audited by auditors acceptable to the Lender and shall be prepared according to the International accepted Financial Reporting Standards or US GAAP.

2. The Borrowers and the Guarantor jointly and severally undertake to supply the MLA with (a) the quarterly unaudited financial statements of each of the Borrowers signed by the CFO and (b) the quarterly unaudited financial statements of the Guarantor, as soon as available, but in any event not later than 90 days after the end of the relevant financial quarter starting with the quarterly financial statements of the Guarantor as per March 31st, 2012 and the quarterly financial statements of each of the Borrowers following the delivery of the associated Collateral Vessel. The financial statements shall be prepared according to the International accepted Financial Reporting Standards or US GAAP.

3. In addition, the Borrowers and the Guarantor shall provide any information on their financial condition, commitments and operations as the Lender may request from time to time.

C. Financial Covenants

1. The Asset Cover Ratio (defined as ratio of (a) the Collateral Vessels’ Market Value plus acceptable security provided (not including Minimum Liquidity Amount) in favour of the Lender to (b) any Facility Amount outstanding plus swap exposure, shall not be lower than 125% at any time until the Final Maturity Date,

2. The Guarantor and all the other members of the Guarantor’s Group shall maintain in immediately freely available and unencumbered bank or cash balances an aggregate amount of at all times, not less than USD 100,000,000.

3. The market value adjusted equity ratio of the Guarantor shall not be less than 0.40:1:00 at all times.

Sheet 8 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

4. The market value adjusted net worth of the Guarantor shall be at all times at least USD 1,000,000,000.

5. The interest cover ratio (of the Guarantor shall not be less than 3.00:1:00 at all times.

Each Financial Covenant to be tested semi-annually on the basis of the relevant financial statements and shall be accompanied by a compliance certificate detailing all appropriate calculations prepared and signed by a duly authorised representative of the Guarantor and the Borrowers. Such compliance certificate also to include Guarantor’s confirmation that any Ocean Rig shares subject to the Negative Pledge remain still unencumbered.

Conditions Precedent for the Facility	Usual and customary for this type of Facility, including but not limited to:
1. Evidence that all Accounts have been opened with the Lender.

2. Lender’s receipt of Borrowers’ Minimum Liquidity Amount.

3. Loan and security documentation and legal opinions being in form and substance satisfactory to the Lender.

4. The management agreement shall have been executed and delivered to the MLA on or before the Closing Date.

5. The Lender shall have received legal opinions from counsel covering matters (including without limitation compliance with the margin regulations, no-confiict opinions and security perfection), reasonably acceptable to the MLA.

6. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Lender and the MLA or payable in respect of the Facility, shall have been paid to the extent due.

7. The Lender shall have received appraisals of recent date up to the acceptance of the firm offer letter, from two independent appraisers set out in Market Value below, which appraisals shall be in form and substance satisfactory to the MLA, setting forth the current Market Value of the Collateral Vessels.

8. The Guarantee and security agreements required hereunder shall have been executed and delivered in form, scope and substance reasonably satisfactory to the MLA, (including the Negative Pledge) and the Lender shall have a first priority perfected security interest in all assets of the Borrowers as and to the extent required above.

9. Each of the Collateral Vessel shall be employed under charter terms acceptable to the Lender for a duration of at least twelve

Sheet 9 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

(12) months starting upon the respective delivery dates of the Collateral Vessels.

Market Value

The Collateral Vessels to be valued (with or without physical inspection, as the Lender may require) on a charter-free and arm’s-length basis between a willing buyer and a willing seller by two (2) approved independent international brokers (approved brokers are: Arrow, Platou, Clarkson, Maersk, Fearnleys, SSY).

The Market Value of the Collateral Vessels shall be deemed to be the average of the two valuations so obtained. If such valuations differ by more than 15%, a third valuation will be obtained. The Market Value of the Collateral Vessels will then be determined as the arithmetic mean of such three (3) sets of market valuations. All valuations to be at the Borrowers’ expense.

Syndication	The Lender is entitled to assign, pledge, sub-participate, transfer and/or syndicate or otherwise make dispositions regarding its rights and obligations and the credit risk under the loan agreement and security documents, in part or in full to any third party (“Syndicate Members”), The Lender shall be entitled to disclose to any potential Syndicate Member as well as - where relevant - to rating agencies, trustees, and accountants, such financial and other information regarding the Borrowers and the Guarantor, the loan, the collateral, the financial circumstances and other information, as the Lender may deem reasonably necessary or appropriate in connection with the (potential) syndication, the assessment of the risk and the ongoing monitoring of the loan by any (potential) Syndicate Member. Insofar the Lender shall be released from its obligation of secrecy and from banking confidentiality. Where Syndicate Members, rating agencies, trustees and accountants are not already by law subject to rules of confidentiality, the Lender shall require such Syndicate Members, rating agencies, trustees and accountants to sign a confidentiality agreement.

Legal Counsel	Acceptable and to be nominated by the Lender in its sole discretion.

Expenses	All legal and other expenses, including, but not limited to the drafting of the loan documentation, the security documents and satisfactory legal opinions, incurred by the Lender to be for the account of the Borrowers, whether or not a loan agreement has been signed.

Loan Documentation	The loan documentation to be drawn up by the Legal Counsel in form and substance satisfactory to the Lender, and to contain clauses customary for this type of financing including, but not

Sheet 10 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

limited to, conditions precedent, application of sale and/or insurance proceeds of the Collateral Vessels, events of default and cross-default with the Guarantor and the Borrowers, undertakings, certain representations and warranties, increased costs, material adverse change and consents of governmental authorities.

The full Know-Your-Customer process for the Borrowers and the Guarantor will be in compliance with the relevant procedures of the Lender.

Law	This Firm Offer will be governed by German Law. The loan and security documentation will be governed by English Law, except for the mortgages which will be subject to the law of the respective country of registry and the account pledges which will be governed by German Law.

Disclaimer for unencoded e-mails	All information related or connected to the realization of the Facility by the Lender and their respective credit decisions and all negotiations related or connected to the drafting and drawing up of any of the loan documentation, the security documents and any transaction document may be made or given by the Lender, its respective lawyers and any other consultant, inter se and otherwise, by e-mail. The Borrowers confirm their awareness of the risks generally (which include the possibility that the confidentiality and the authenticity may not be safeguarded) related to communications by e-mail.

Expiry of letter	This Firm Offer will be withdrawn on March 31st, 2012 unless duly executed by you or extended at the sole discretion of the MLA.

We hope our proposal is of interest to you. If you agree to the proposed terms, you are kindly requested to return the Firm Offer duly countersigned to the MLA until February 10, 2012.

Please do not hesitate to contact us if you have any further questions.

Yours sincerely

HSH Nordbank AG

/s/ Christian Bock	/s/ Matthias Evers
Christian Bock	Matthias Evers

Sheet 11 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp

Dryships Inc.	New York, February 13, 2012

Agreed and accepted on behalf of the Borrower

And please proceed with the preparation of the necessary documentation at our cost

Athens, 20/2/2012	/s/ George Economou
Place, date	Stamp / Authorised signatories

Name(s):	George Economou

Titles(s):	Chairman, President & CEO, Dryships Inc.

Agreed and accepted on behalf of Guarantors

And please proceed with the preparation of the necessary documentation at our cost

Athens, 20/2/2012	/s/ George Economou
Place, date	Stamp / Authorised signatories

Name(s):	George Economou

Title(s):	Chairman, President & CEO, Dryships Inc.

Sheet 12 by 12
HSH Nordbank AG		Head Offices: Hamburg, Kiel
Trade Register:
Gerhart-Hauptmann-Platz 50	Martensdamm 6	Amtsgericht Hamburg HRB 87366	Chairman of the Supervisory Board: Hilmar Kopper
20095 Hamburg, Germany	24103 Kiel, Germany	Amtsgericht Kiel HRB 6127 Kl	Board: Dr. Paul Lerbinger (Chairman),
Phone +49 40 3333-0	Phone +49 431 900-01	Bank Code: 210 500 00	Constantin von Oesterreich,
Fax +49 40 3333-34001	Fax +49 431 900-34001	VAT ID: DE 813 725 193	Torsten Temp